DEFENSE TECHNOLOGIES INTERNATIONAL CORP. (DTII)

Receives Funding to

Retire a Convertible Note

and for

PRODUCTION

Del Mar, California (Oct. 21, 2020) – Defense Technologies International Corp. (OTC: DTII) (the Company) and Passive Security Scan Inc. (the Subsidiary); innovative providers of security technology and systems with broad and diverse applications, is pleased to announce the retirement of a Convertible Note and receipt of funding for Production.

Funding with a Fixed Convertible Rate:

The new funding is based on a fixed convertible rate, the Company’s goal to stabilize the volatility of its financings.

Production:

The Company will start the production at its Rexburg ID plant of up to 50 Passive Portal walk-through weapons detectors including a Camera for detection of Elevated Body Temperatures. This will bring the total production to 64 units.

US Government Grant.

The Company is presently in contact with the FEMA offices of several States to procure the announced grant for Non-Profit Organizations (Schools, Churches and Synagogues).

Superior Quality of our Passive Portal:

As we continue to get further exposure and demonstrate our Passive Portal systems, at one such demonstration it was exclaimed by the attending parties as ‘A Flawless Performance’!

"I am pleased that the Company is able to retire a convertible note and in addition start the production of up to 50 new Passive Portals. Our Passive Portal™ systems which will greatly enhance the security and safety of the public '' said Merrill W Moses, CEO.  “The challenges facing today’s institutions are growing and ever expanding. We are thrilled to be able to offer the only safe, radiation-free solution available on the market today.  There are enough risks we face on a daily basis and we believe that reducing the radiation we come into contact with AND potential contagions... is a preventative measure we can all afford to embrace.”

About DTII and its subsidiary ‘Passive Security Scan, Inc’ (PSSI).

PSSI is a private Utah Corporation and Subsidiary of Defense Technologies International Corp. (DTII).

Passive Security Scan Inc. was formed to bring our Passive Scanning Technology™ and our Passive Portal™ weapons and elevated temperature detection systems to the market, and to improve public safety with a system specifically designed for public and private schools, sports arenas, and other public venues. The Passive Scanning Technology™ was developed in 2005 and has been continually improved upon with the newest technological advances. The Passive Portal™ gateway is our newest model ready for production and for the market.

Forward-Looking Statements This news release contains certain statements that may be deemed "forward-looking" statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "potential" and similar expressions, or that events or conditions "will", "would", "may", "could" or "should" occur. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are no guarantees of future performance and actual results may differ materially from those in forward looking statements. Forward looking statements are based on the beliefs, estimates and opinions of the Company's management on the date the statements are made. Except as required by law, the Company undertakes no obligation to update these forward-looking statements in the event that management's beliefs, estimates or opinions, or other factors, should change.

Contact: Defense Technologies International

              Merrill W. Moses, President & CEO
              Phone: 800 520-9485

              dtii@defensetechnologiesintl.com

              http://www.defensetechnologiesintl.com/